EXHIBIT 10.1

April 20, 2015

Christopher Wolf
c/o Higher One Holdings, Inc.
115 Munson Street
New Haven, CT 06511

Dear Christopher:

This letter, when countersigned by you, will confirm our agreement as to certain severance payments and other matters which you may be entitled to receive from Higher One Holdings, Inc. (the “Company”) in accordance with the terms and conditions of this letter agreement (this “Agreement”).  This Agreement shall be effective as of April 20, 2015 (the “Effective Date”) once executed by the parties hereto and shall amend and restate the severance protection agreement dated January 14, 2014, entered into between the parties.

1.            Severance Payments.

(a)            In the event your employment with the Company is terminated by the Company without Cause (other than as a result of your death or disability) or by you for Good Reason, in each case within the twenty four (24) month period following either (i) the occurrence of a Change of Control, or (ii) the appointment of a Chief Executive Officer other than Mark Volchek, in each case occurring after January 14, 2014, the Company will pay or provide to you: (A) any base salary earned but not yet paid as of the date of termination, any accrued vacation pay payable pursuant to the Company’s policies, and any documented accrued and unreimbursed business expenses in accordance with the Company’s policies, in each case payable in a lump sum within thirty (30) days following the date of termination, and (B) an amount equal to one (1) year of then-current base salary, payable in equal monthly installments in accordance with the Company’s customary payroll practices (the amount set forth in clause (B), and prorated bonus, payable once such bonus amount is granted by the Compensation Committee of the Company’s Board of Directors upon its annual review of the Company’s executive officers (the “Severance Payment”).  The Severance Payment is subject to and conditioned upon (x) your execution of a valid general release and waiver in a form reasonably acceptable to the Company within thirty (30) days following your date of termination, waiving all claims you may have against the Company, its successors and assigns and its executives, officers and directors (the “Release”) and such Release becoming effective, and (y) your continuing compliance with the obligations set forth in Section 3 hereof.
(1)
For purposes of this Agreement, “Cause” shall mean (i) your material breach of any of your obligations under any written agreement with the Company or any of its affiliates, (ii) your material violation of any of the

Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at your grade level, in each case, as they may be amended from time to time in the Company’s sole discretion, (iii) your failure to substantially perform your duties to the Company or its affiliates (other than as a result of physical or mental illness or injury), (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its affiliates, (v) your fraud or misappropriation of funds, (vi) your commission of a felony or other serious crime involving moral turpitude.

(2)	For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Higher One Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan, as in effect on the date hereof.

                (3)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without your written consent: (i) a material reduction in your base salary, (ii) a material diminution of your duties, responsibilities or positions as Chief Financial Officer of the Company, or (iii) a relocation of your principal place of business to a location more than fifty (50) miles from New Haven, Connecticut or relocation of your residence more than fifty (50) miles from your current residence in St. Petersburg, FL; provided that, within ninety (90) days following the occurrence of any of the events described in clauses (i)-(iii) above, you shall have delivered written notice to the Company of your intention to terminate your employment for Good Reason, which notice shall specify in reasonable detail the circumstances claimed to give rise to your right to terminate your employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

(b)            Except as provided in this Section 1, and except for any continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are known as “COBRA”), the Company shall have no additional obligations under this Agreement upon your termination of employment for any reason.

2.            Vesting of Equity Compensation.
Upon the occurrence of a Change of Control, all of your unvested options to purchase shares of common stock of the Company (each, an “Option”), all of your unvested restricted common stock of the Company (the “Restricted Stock”) and all of your unvested restricted stock units of the Company (each, an “RSU”) shall immediately become exercisable or vest, as applicable, as of the date of the Change of Control and be settled in accordance with the terms of the respective Option, Restricted Stock and RSU grant agreements provided that you are continuously employed at Company, or one of its subsidiaries, through the date of such Change of Control.  Each Option shall continue to have the expiration date as set forth in its respective Option grant agreement.

3.            Restrictive Covenants.
(a)            Non-Solicitation.  During your employment with the Company and for twelve (12) months thereafter, you hereby agree not to, directly or indirectly, solicit or assist any other Person (as defined below) in soliciting any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), attempt to induce any such employee to leave the employ of the Company or its affiliates, or hire or engage on behalf of himself or any other Person any employee of the Company or anyone who was employed by the Company during the six (6) month period preceding such hiring or engagement.

(b)            Confidentiality.  You hereby agree that, during your employment with the Company and thereafter, you will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates.  For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.  You hereby agree that upon the termination of your employment, you shall not take, without the prior written consent of the Company, any Confidential Information, including without limitation any business plans, contact lists, strategic plans or reports or other document (in whatever form) of the Company or its affiliates, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in your possession.

(c)            Non-Compete.  You and the Company hereby agree that the Company would likely suffer significant harm from you competing with the Company during your employment with the Company and for some period of time thereafter.  Accordingly, you agree that you will not, during your employment with the Company and for a period of twelve (12) months following your termination of employment for any reason, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services relating to, the Business (as defined below) for any Person that is engaged in, or otherwise competes or has a reasonable potential for competing with the Business (as defined herein), anywhere in which the Company or its subsidiaries engage in or intend to engage in the Business or where the Company or its subsidiaries’ customers are located (whether or not for compensation).  For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.  For purposes of this Agreement, the “Business” shall mean the Company’s current and planned offering and provision of products and services to its higher education institution clients and customers.

(d)            Non-Disparagement.  During your employment with the Company and for three (3) years thereafter, you hereby agree not to defame or disparage the Company, its affiliates and their officers, directors, members or executives.  During your employment with the Company and for three (3) years thereafter, you hereby agree to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.

(e)            Injunctive Relief.  It is impossible to measure in money the damages that will accrue to the Company in the event that you breach any of the restrictive covenants provided in this Section 3.  The foregoing shall not prejudice the Company’s right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by you as a result of any transaction constituting a breach of any of the restrictive covenants provided in this Section 3.

4.            Miscellaneous.

(a)            Entire Agreement/Amendment.  This Agreement contains the entire understanding between you and the Company with respect to severance payments to which you may be entitled from the Company from and after the Effective Date and supersedes any prior agreements between the Company and you with respect thereto.  This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by you and the Company.

(b)            Waivers.  No waiver by any person of any breach of any provision of this Agreement shall be deemed to be a waiver of any similar or dissimilar breach at the same or any other time.  To be effective, any waiver must be set forth in writing signed by the waiving person and must specifically refer to the breach that is being waived.

(c)            Assignment.  Your rights and obligations under this Agreement are not assignable by you, except as provided by will or operation of law or in accordance with this Section 4(c) or any plan, policy, program, arrangement or corporate governance document of, or other agreement with, the Company.  The Company’s rights and obligations under this Agreement are assignable by the Company to any successor to the Company or an acquirer of all or substantially all of the assets of the Company.

(d)             Successors; Binding Agreement; Third Party Beneficiaries.  This Agreement will inure to the benefit of and be binding upon the person or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns of the parties hereto.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(e)            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to its principals of conflict of law.

(f)            Withholding.  The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(g)            Counterparts.  This Agreement may be signed in any number of counterparts, each of which will be an original, with the same force and effect as if the signature thereto and hereto were upon the same instrument.

(h)            Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the Parties):

If to the Company:
Thomas Kavanaugh
Vice President and General Counsel
Higher One Holdings, Inc.
115 Munson Street
New Haven, CT 06511
Attn: General Counsel

with a copy to:
Mary E. Alcock
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

If to you:
At your most recent address shown on the payroll records of the Company.
(i)            Section 409A Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Term” or like terms shall mean “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.  It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A; and if, as of the date of the “separation from service,” you are a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this section (whether under this Agreement, or pursuant to any other agreement with or plan, program, payroll practice of the Company) and is due upon or as a result of your separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A, until the date which is the earlier of  (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of the your death (the “Delay Period”) and this Agreement and each such agreement, plan, program, or payroll practice shall hereby be deemed amended accordingly.  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  All reimbursements and in-kind benefits provided under this Agreement or otherwise to you shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.  All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.
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If the terms and conditions set forth above accurately reflect the understanding between you and the Company, please execute a copy of this letter agreement and return it to acknowledge your agreement to the foregoing.
HIGHER ONE HOLDINGS, INC.

	By:	/s/ Marc Sheinbaum
		Name:	Marc Sheinbaum
		Title:	Chief Executive Officer

Agreed & Accepted:

/s/ Christopher Wolf
Christopher Wolf